Exhibit 21.1

SUBSIDIARIES

CVD Materials Corporation, a New York corporation.

CVD Mesoscribe Technologies Corporation, a New York corporation.

555 N Research Corporation, a New York Corporation.

FAE Holdings 411519R, LLC, a New York limited liability company.

CVD Tantaline ApS, a Danish private limited liability company.